EXHIBIT 99.1

First State Financial Corporation Announces 2008 Results

SARASOTA, Fla., March 12, 2009 (GLOBE NEWSWIRE) -- First State Financial Corporation (Nasdaq:FSTF) today reported a fourth quarter 2008 net loss of $7.6 million, or a loss of $1.27 per diluted share, as compared to net loss of $657 thousand, or a loss of $0.12 per diluted share for the same period in 2007. First State's fourth quarter 2008 net loss was primarily attributable to an $11.7 million provision for loan losses, partially offset by a tax benefit as a result of the fourth quarter 2008 loss.

Book value per share decreased to $5.90 at December 31, 2008 from $7.03 at September 30, 2008. For the quarter ended December 31, 2008 the Company reported a total risk based capital ratio of 9.66%, tier one ratio of 8.39% and leverage ratio of 7.15%. For the quarter ended December 31, 2008 the Bank reported a total risk based capital ratio of 9.56%, tier one ratio of 8.29% and leverage ratio of 7.07%. The Bank's regulatory capital ratios remain above the "adequately-capitalized" standards.

"Our customers were severely impacted by the rapid economic downturn during 2008. The decline in real estate values and increase in non performing loans created the need to reserve for potential loan losses," said John E. (Jed) Wilkinson, President and CEO. Mr. Wilkinson went on to say, "We have taken a consistent and conservative approach to identifying problem loans as they arose throughout the year. We believe that we are positioning our Bank to be able to react to opportunities as they may present themselves when this economy begins to rebound."

Net interest income decreased to $2.5 million for the three months ended December 31, 2008 from $4.0 million for the same period in 2007 primarily due to compression in the net interest margin. The annualized net interest margin on a tax equivalent basis for the quarter ended December 31, 2008 was 2.23%, compared to 3.48% for 2007.

The net loss for the year ended December 31, 2008 was $14.2 million compared to net income of $2.4 million for the year ended December 31, 2007. On a per diluted share basis, the net loss was $2.40 for the year ended December 31, 2008 compared to net income of $0.40 for the same period in 2007. Net interest income for the year ended December 31, 2008 decreased to $12.3 million from $17.3 million for the same period of 2007 primarily due to compression in the net interest margin. The annualized net interest margin on a tax equivalent basis for the year ended December 31, 2008 was 2.79%, compared to 4.00% for 2007.

As of December 31, 2008, the allowance for loan losses totaled $20.7 million, or 5.33% of total gross loans and 87% of non-performing loans compared to $14.7 million, or 3.80% of total gross loans and 178% of non-performing loans as of September 30, 2008 and $7.6 million, or 1.89% of total gross loans and 156% of non-performing loans as of December 31, 2007. Annualized net charge-offs amounted to 9.88% of average loans for the quarter ended December 31, 2008 compared to annualized net charge-offs of 4.03% of average loans for the quarter ended September 30, 2008 and annualized net charge-offs of 0.16% of average loans for the quarter ended December 31, 2007.

Non-interest income for the fourth quarter of 2008 was $311 thousand compared to $513 thousand for the same period of 2007. There was a 34% decrease in service charges and fees and a 70% decrease in mortgage banking fees due to a decrease in volume over the two quarters. Non-interest income for the year ended December 31, 2008 was $1.1 million compared to $2.2 million for the same period of 2007. The decrease was primarily attributable to the factors described above and the write down of $0.7 million of Federal Home Loan Mortgage Corporation (Freddie Mac) preferred stock.

For the fourth quarter of 2008, non-interest expense increased to $3.7 million compared to $2.5 million for the same period in 2007. This increase was primarily due to an increase in salaries and occupancy costs for new branch openings, an increase in FDIC insurance premiums, an increase in legal and loan costs and the reversal of a bonus accrual in the fourth quarter of 2007. Non-interest expense for the year ended December 31, 2008 was $14.0 million compared to $11.8 million for the same period in 2007. This increase was primarily due to the factors identified above.

As of December 31, 2008 there were 135.5 full-time equivalent employees compared to 122.0 at December 31, 2007. The increase in full-time equivalent employees is primarily due to two new branch openings over the past twelve months.

Total assets were $469.9 million at December 31, 2008 representing a decline of 1.7% from the September 30, 2008 balance of $477.8 million and a decline of 1.1% from the December 31, 2007 balance of $474.9 million. Total gross loans increased 0.4% to $387.8 million as of December 31, 2008 compared to $386.4 million at September 30, 2008, but declined 3.8% compared to $403.2 million a year ago. In addition, total deposits increased 4.0% to $367.9 million as of December 31, 2008 from $353.6 million at September 30, 2008 but declined 6.9% from $395.2 million as of December 31, 2007.

Further information regarding First State Financial Corporation and First State Bank may be obtained by contacting Mr. John E. "Jed" Wilkinson, President and CEO, 22 S. Links Avenue, Suite 100, Sarasota, Florida 34236. Telephone 941-929-9000. E-mail: jwilkinson@firststatefl.com

About First State Financial Corporation

Headquartered in Sarasota, Florida, First State Financial Corporation, through its wholly owned subsidiary First State Bank, serves the personal and commercial banking needs of local residents and businesses in its market area. The Bank operates from nine locations, four branches in Sarasota County and five branches in Pinellas County.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on First State's investor relations website at www.firststatefl.com.

Except for historical information contained herein, the statements made in the press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company's strategic direction, prospects and future results. Certain factors, including those outside the Company's control may cause actual results to differ materially from those in the forward-looking statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

 First State Financial Corporation
 Unaudited Summary Consolidated Statements of Income

                                   For the quarter ended

 (in thousands,        Dec 31,  Sept 30,  June 30,  March 31,  Dec 31,
  except for per      --------  --------  --------  --------   -------
  share data)           2008      2008      2008      2008       2007
                        ----      ----      ----      ----       ----

 Interest income        $6,629    $7,279    $7,353    $7,975    $8,716
 Interest expense        4,148     4,136     4,133     4,476     4,751
                        ------    ------    ------    ------    ------
 Net interest income     2,481     3,143     3,220     3,499     3,965
 Provision for loan
  loss                (11,655)   (4,153)   (3,700)   (2,933)   (3,075)
 Non-interest income       311     (292)       400       691       513
 Non-interest expense  (3,742)   (3,593)   (3,496)   (3,134)   (2,491)
                      --------   -------   -------   -------   -------
 Loss before income
  tax benefit         (12,605)   (4,895)   (3,576)   (1,877)   (1,088)
 Income tax benefit    (5,021)   (1,603)   (1,369)     (739)     (431)
                      --------  --------  --------  --------  --------
 Net loss             $(7,584)  $(3,292)  $(2,207)  $(1,138)    $(657)

 Basic loss per share  $(1.27)   $(0.56)   $(0.38)   $(0.19)   $(0.12)
 Diluted loss per
  share                $(1.27)   $(0.56)   $(0.38)   $(0.19)   $(0.12)

                                              For the year ended
 (in thousands, except                      December      December
  for per share data)                       --------      --------
                                            31, 2008      31, 2007
                                            --------      --------

 Interest income                             $29,236       $34,842
 Interest expense                             16,893        17,552
                                             -------       -------
 Net interest income                          12,343        17,290
 Provision for loan loss                    (22,441)       (3,897)
 Non-interest income                           1,110         2,161
 Non-interest expense                       (13,965)      (11,844)
                                            --------      --------
 (Loss) income before income
  tax (benefit) expense                     (22,953)         3,710
 Income tax (benefit) expense                (8,732)         1,326
                                           ---------      --------
 Net (loss) income                         $(14,221)        $2,384

 Basic (loss) earnings per share            $ (2.40)        $ 0.40
 Diluted (loss) earnings per share          $ (2.40)        $ 0.40

 Selected financial    Year      9 Months     6 Months      3 Months
 data (in             Ended        Ended       Ended          Ended
 thousands except    --------    ---------    --------      ---------
 for per share       Dec. 31,     Sept 30,    June 30,      March 31,
 data)                 2008         2008        2008          2008
                     --------    ---------    --------      ---------

 Average loans
  outstanding        $377,252     $377,999     $382,432     $388,418
 Average earning
  assets             $449,385     $448,208     $448,948     $452,887
 Annualized
  return on
  average assets      (3.00)%      (1.88)%      (1.43)%      (0.96)%
 Annualized
  return on
  average equity     (30.99)%     (18.74)%     (13.72)%      (9.13)%
 Net interest
  margin on a
  fully tax
  equivalent
  basis                 2.79%        2.98%        3.05%        3.15%
 Weighted
  average
  diluted shares    5,920,300    5,920,300    5,920,300    5,920,300

 Selected
 financial data
 (in thousands     Dec 31,   Sept 30,   June 30,   March 31,   Dec 31,
 except for per    -------   --------   --------   ---------   -------
 share data)        2008       2008       2008       2008       2007
                    ----       ----       ----       ----       ----

 Book value       $   5.90   $   7.03   $   7.52   $   8.14   $   8.47

 Total earning
  assets          $438,065   $449,304   $443,208   $448,325   $453,671
 Total loans      $387,779   $386,444   $381,873   $394,166   $403,163
 Total assets     $469,910   $477,827   $470,489   $469,686   $474,888
 Total deposits   $367,858   $353,575   $370,530   $377,351   $395,193
 Total stock-
  holders'
  equity          $ 34,915   $ 41,619   $ 44,533   $ 48,181   $ 50,133

 Net loan
  charge-offs     $(9,395)   $(3,753)   $(2,175)   $  (523)   $  (622)
 Non-accrual
  loans           $ 23,880   $  8,236   $  7,079   $  7,370   $  4,908
 Non-accrual
  loans as a %
  of total
  gross loans        6.16%      2.13%      1.85%      1.87%      1.22%
 Tier 1 capital      8.39%     10.53%     11.34%     11.82%     11.72%
 Total capital       9.66%     11.80%     12.61%     12.98%     12.94%
 Tier 1 leverage     7.15%      9.00%      9.74%     10.19%     10.44%

CONTACT:  First State Financial Corporation
          Mr. John E. "Jed" Wilkinson, President and CEO
          941-929-9000
          jwilkinson@firststatefl.com